Exhibit 10.5

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

EMPLOYEE LOCK-UP AGREEMENT

September 2, 2020

Kensington Capital Acquisition Corp.

1400 Old Country Road, Suite 301

Westbury, NY 11590

Attention:  Justin Mirro

Volkswagen Group of America Investments, LLC

220 Ferdinand Porsche Dr.

Herndon, VA 20171

Attn: Kevin Duke

Ladies and Gentlemen:

The undersigned signatory (the “Employee”) of this lock-up agreement (this “Letter Agreement”) understands that Kensington Capital Acquisition Corporation, a Delaware corporation (“KCAC”), is entering into the Business Combination Agreement (as the same may be amended from time to time, the “BCA”), dated as of the date hereof, with Kensington Merger Sub Corporation, a Delaware corporation and a wholly-owned subsidiary of KCAC (“Merger Sub”), and QuantumScape Corporation, a Delaware corporation (the “Company”), pursuant to which, among other things, Merger Sub will merge with and into the Company, with the Company continuing as the surviving entity (the “Merger”) and as a wholly-owned subsidiary of KCAC, upon the terms and subject to the conditions set forth in the BCA and in accordance with applicable law (the “Effective Time”).

As a material inducement to the parties hereto to enter into the BCA and to support, vote in favor of and consummate the Merger and the other transactions contemplated by the BCA, and for other good and valuable consideration (including the Equity Exercise Extension (as defined below) and the Bonus Payment (as defined below)), the Employee agrees as follows:

1.	Definitions
(a)

“Initial Lock-up Period” shall mean the period commencing upon the Effective Time and ending on the earlier of (1) 180 days after the Effective Time or (2) the date on which a lock-up release is granted to any party to that certain Registration Rights and Lock-up Agreement dated as of the date hereof, by and among KCAC and the parties listed on Schedule A thereto.

(b)	“KCAC Common Stock” shall mean any shares of Class A common stock or Class B common stock of KCAC as in effect upon the consummation of the Merger.
(c)

“Shares” shall mean the shares of (1) KCAC Common Stock owned of record or beneficially by the Employee as of the Effective Time, including KCAC Common Stock issued to the Employee pursuant to the BCA, plus (2) KCAC Common Stock which may be issued upon exercise of a stock option or warrant or upon settlement of any restricted stock units or other convertible or exercisable security owned of record or beneficially by the Employee as of the Effective Time, plus (3) KCAC Common Stock granted or issued by KCAC to the Employee following the Effective Time, plus (4) KCAC Common Stock which may be issued upon exercise of a stock option or warrant or upon settlement of any restricted stock units or other convertible or exercisable security granted or issued by KCAC to the Employee following the Effective Time.  For the avoidance of doubt, “Shares” shall not include KCAC Common Stock acquired on the open market or under the KCAC Employee Stock Purchase Plan following the Effective Time.

(d)

“Transfer” shall mean the (a) sale, transfer, hypothecation, pledge, grant of any option to purchase or other disposition of, offer to sell, contract or agreement to sell, transfer, hypothecate, pledge, grant of any option to purchase or otherwise dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder with respect to, any of the Shares, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

2.	Lock-up Restrictions. Subject to the exceptions set forth in this Letter Agreement, without the unanimous approval of the board of directors of KCAC (the “Board”), as follows:
(a)	The Employee will not Transfer any of the Shares during the Initial Lock-up Period.
(b)	Following the Initial Lock-up Period, the Employee will not Transfer any of the Shares during the term of this Letter Agreement, except as follows:
(i)	During the first year after the Effective Time, the Employee may Transfer without restriction up to 25% of the total number of Shares.
(ii)

Following the first anniversary of the Effective Time until the termination of this Letter Agreement pursuant to Section 2(c), the Employee may Transfer without restriction a cumulative total (taking into account Transfers made in the first year) of up to 50% of the total number of Shares.

(iii)

In addition to Transfers permitted under the prior paragraphs, the Employee may Transfer without restriction up to an additional 50% of the total number of Shares following satisfaction of agreed delivery requirements between the Company and Volkswagen Group of America, Inc. or its affiliates (“VW”) as set forth on Exhibit A.

(c)

The lock-up restrictions set forth in Section 2(b) shall automatically terminate upon the earliest of: (i) the four year anniversary of the Effective Time; (ii) such date on which KCAC completes a liquidation, merger, stock exchange or other similar transaction that results in all of KCAC’s stockholders having the right to exchange their shares of KCAC Common Stock for cash, securities or other property; (iii) such date as of which VW terminates for any reason the Amended and Restated Joint Venture Agreement, dated as of May 14, 2020, by and among the Company and VW (as may be amended from time to time, the “JV Agreement”); (iv) such date on which VW issues a critical or negative statement regarding KCAC and its technology (as reasonably interpreted by the chief legal officer of KCAC) unless such statement is required to be made by VW under applicable law and is truthful and accurate; or (v) such date that VW has Transferred a number of shares of KCAC Common Stock owned of record or beneficially by VW as of the Effective Time or purchased by VW from the Company (collectively, the “VW

Shares”) (A) during the first year after the Effective Time, in excess of 25% of the total number of VW Shares, (B) following the first anniversary of the Effective Time until the termination of this Letter Agreement pursuant to this Section 2(c), a cumulative total (taking into account Transfers made in the first year) in excess of 50% of the total number of VW Shares, or (C) at any time prior to the satisfaction of agreed delivery requirements between the Company and VW as set forth on Exhibit A, in excess of 50% of the total number of VW Shares.

3.

Permitted Transfers.  Notwithstanding the restrictions set forth above, Transfers of Shares shall be permitted (a) by gift to a member of the Employee’s immediate family or to a trust, the beneficiary of which is a member of the Employee’s immediate family, an affiliate of such individual or to a charitable organization; (b) by virtue of laws of descent and distribution upon death of the Employee; (c) pursuant to a qualified domestic relations order; (d) to satisfy tax withholding obligations in connection with the exercise of options to purchase shares of KCAC Common Stock or the vesting of stock-based awards (provided such newly acquired shares are substituted for such Shares); or (e) in payment on a “net exercise” or “cashless” basis of the exercise or purchase price with respect to the exercise of options to purchase shares of KCAC Common Stock (provided such newly acquired shares are substituted for such Shares); provided, however, that in the case of clauses (a) through (c), the relevant permitted transferee(s) must enter into a written agreement with KCAC agreeing to be bound by the transfer restrictions herein (including for the avoidance of doubt this Section 3).

4.

Extended Exercise Period; Loss of ISO status.  Notwithstanding anything to the contrary set forth in an award agreement, if the Employee ceases to be a Service Provider (as defined in the Company’s 2010 Equity Incentive Plan, as amended and restated) during the term of this Letter Agreement, then each of the Employee’s then outstanding stock options to purchase KCAC Common Stock (to the extent that such option is vested on the date of termination of service) shall remain exercisable until the later of (a) the end of the post-termination exercise period set forth in the award agreement and (b) three (3) months following the four year anniversary of the Effective Time (but in no event later than the expiration of the term of such option as set forth in the award agreement and subject to earlier termination in connection with the provisions of the applicable equity incentive plan regarding liquidation, dissolution, merger, change in control and similar transactions) (the “Equity Exercise Extension”). The Employee understands and acknowledges that, for any portion of an option that qualifies as an incentive stock option (“ISO”) and is outstanding as of the Effective Time, that option will be deemed modified by this Letter Agreement.  As a result, as of the Effective Time, the Equity Exercise Extension will immediately result in the applicable ISOs becoming nonstatutory stock options.

5.

Bonus Payment.  Upon the consummation of the Merger, KCAC or the Company shall pay to the Employee a one-time cash bonus equal to 20% of the Employee’s then annual base salary, less applicable withholdings (the “Bonus Payment”), which will be paid on the first regularly scheduled payroll date following the closing of the Merger and in any event within thirty (30) days after the closing of the Merger.

6.	General.
(a)	The Employee hereby represents and warrants that the Employee has full right and power, without violating any agreement to which it is bound, to enter into this Letter Agreement.
(b)

This Letter Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto. Notwithstanding the foregoing, with VW’s prior written consent, the Board may waive the restrictions contained in this Letter Agreement in its sole discretion; provided, however, that any waiver must apply to all Employees with Letter Agreements.

(c)

This Letter Agreement shall be binding on the Employee and its successors, heirs and assigns and permitted transferees.  Nothing in this Letter Agreement shall be construed to confer upon, or give to, any person or corporation other than the parties hereto any right, remedy or claim under or by reason of this Letter Agreement.  For the avoidance of doubt, this Letter Agreement shall be enforceable by VW.  All agreements contained in this Letter Agreement shall be for the sole benefit of the parties hereto and their successors and assigns.

(d)

This Letter Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Letter Agreement or of any other term or provision hereof.  Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Letter Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

(e)

This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction.  The parties hereto (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Letter Agreement shall be brought and enforced in Santa Clara County, California, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

(f)

Any notice, consent or request to be given in connection with any of the terms or provisions of this Letter Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or facsimile transmission.

(g)	In addition, this Letter Agreement shall automatically terminate and be of no further force and effect on the date, if any, the BCA is terminated for any reason prior to the closing of the Merger.

[Signature Page Follows]

Sincerely,

By:

[Signature Page to Lock-Up Agreement]

Acknowledged and Agreed: Kensington Capital Acquisition Corporation
By:
Name: Title:

Acknowledged and Agreed: Volkswagen Group of America Investments, LLC
By:
Name: Title:

[Signature Page to Lock-Up Agreement]

EXHIBIT A

Agreed Delivery Requirements

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